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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Earnings
  Loss before income taxes, equity in net loss of affiliates
     and minority interest..................................  $ (4,899)   $ (4,201)
  Plus fixed charges:
     Interest expense.......................................    45,735      39,447
     Interest component of rent expense(1)..................     2,352       2,122
  Less: capitalized interest................................     2,419      21,811
                                                              --------    --------
Earnings available to cover fixed charges...................  $ 40,769    $ 15,557
                                                              ========    ========
Fixed charges(2)............................................  $(75,380)   $(49,007)
                                                              ========    ========
Deficiency of earnings to cover fixed charges...............  $(34,611)   $(33,450)
                                                              ========    ========

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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Fixed charges include preferred dividends as adjusted for taxes.